EXHIBIT 3.8

ARTICLES OF ORGANIZATION

OF

CORPUS CHRISTI REIMCO, LLC

The undersigned, acting as the sole organizer of a limited liability company under the Texas Limited Liability Company Act (the “Act”), does hereby adopt the following Articles of Organization for Corpus Christi Reimco, LLC (this “Company”):

ARTICLE ONE

The name of the Company is Corpus Christi Reimco, LLC.

ARTICLE TWO

The period of duration of the Company is perpetual, provided that the Company may be dissolved as provided in the Company’s regulations.

ARTICLE THREE

The purpose for which the Company is organized is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

ARTICLE FOUR

The address of the initial registered office of the Company in the State of Texas as is 802 N. Carancahua, Suite 1900, Corpus Christi, Texas 78470, and the name of the initial registered agent at that address is Kenton E. McDonald.

ARTICLE FIVE

The Company will not have managers. The name and address of the initial member is as follows:

S Interests Management, LLC	802 N. Carancahua, Suite 1900 Corpus Christi, Texas 78470

IN WITNESS WHEREOF, these Articles of Organization have been executed on May 29, 2003, by the undersigned.

SOLE ORGANIZER

/s/ Kenton E. McDonald
Kenton E. McDonald
Matthews and Branscomb, P.C.
802 North Carancahua, Suite 1900
Corpus Christi, Texas 78470-0700

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